UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1. Name and Address of Reporting Person
     Gibson, Don M.
     4533 Aladdin Ct.
     Springfield, MO  65804

2. Issuer Name and Ticker or Trading Symbol
     Great Southern Bancorp, Inc.  GSBC

3. IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####

4. Statement for Month/Year
     December 1999

5. If Amendment, Date of Original (Month/Year)
     N/A

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
     ( ) Director   ( ) 10% Owner   (X) Officer (give title below)
     ( ) Other (specify below)
     Executive Vice President

7. Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

Table I -- Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
1.Title of Security   | 2.Transaction | 3.Transaction | 4.Securities Acquired (A) | 5.Amount of     | 6.Qwner-       | 7.Nature
of
                      |   Date        |   Code        |   or Disposed (D)         |   Securities    |  ship          |
Indirect
                      |   (Month/     |               |                           |   Beneficially  |  Form:         |
Beneficial
                      |     Day/      |               |          | (A) or |       |   Owned at End  |  Direct (D) or |   Owner-
                      |     Year)     |  Code |   V   |  Amount  |   (D)  | Price |   of Month      |  Indirect (I)  |   ship
                      |               |       |       |          |        |       |                 |                |
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Common Stock,         |               |       |       |          |        |       |                 |                |
      $.01 par value  |   1-19-99     |  S    |       |      1   |   D    |24.125 |                 |                |
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Common Stock,         |               |       |       |          |        |       |                 |                |
      $.01 par value  |   2-4-99      |  S    |       |  1,000   |   D    |14.75  |                 |                |
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Common Stock,         |               |       |       |          |        |       |                 |                |
      $.01 par value  |  7-19-99      |  S    |       |  1,000   |   D    |17.00  |                 |                |
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Common Stock,         |               |       |       |          |        |       |                 |                |
      $.01 par value  |  12-21-99     |  S    |       |  1,000   |   D    |17.00  |                 |                |
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Common Stock,         |               |       |       |          |        |       |                 |                |
      $.01 par value  |  12-21-99     |  G    |       |    850   |   D    | 0.00  |   254,252       |     D          |
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Common Stock,         |               |       |       |          |        |       |                 |                |
      $.01 par value  |               |       |       |          |        |       |     6,197       |     I          |Spouse
IRA
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Common Stock,         |               |       |       |          |        |       |                 |                |
      $.01 par value  |               |       |       |          |        |       |    40,000       |     I          |Spouse
Trust
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.Title of  | 2.Conversion| 3.Trans-|4.Trans-|5.Number of|  6.Date Exer-   |7.Title and Amount| 8.Price| 9.Number|10.Owner-|11.
  Derivative| or Exercise | action  | action | Derivative|  cisable and    |  of Underlying   |  of    |of deriv-| ship    |
Nature
  Security  | Price of    |  Date   |  Code  | Securities|  Expiration     |   Securities     | Deriv- | ative   | Form of | of
            |   Deriv-    |         |        |Acquired(A)|   Date          |                  | ative  | Secur-  | Deriv-  |
In-
            |   Ative     |(Month/  |        |Disposed(D)|   (Month/       |                  | Secur- | ities   | ative   |
direct
            |   Security  |  Day/   |        |   of      |    Day/         |                  | ity    | Bene-   | Secur-  |
Owner-
            |             |  Year)  |        |           |    Year)        |                  |        | Ficially| ity:    |
ship
            |             |         |        |           |                 |                  |        | Owned at| Direct  |
            |             |         |        |           | Date   |Expira- | Title  |Amount or|        | End of  | (D) or  |
            |             |         |    |   |     |     | Exer-  |tion    |        |Number of|        | Month   |Indirect |
            |             |         |Code| V | (A) | (D) |cisable | Date   |        | Shares  |        |         |  (I)    |
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Option (to  |             |         |    |   |     |     |        |        |Common  |         |        |         |         |
  Purchase) |  21.9375    |12-15-99 | A  |   |     |1,250|12-15-01|12-15-09| Stock  |         |        |         |         |
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Option (to  |             |         |    |   |     |     |        |        |Common  |         |        |         |         |
  Purchase) |  21.9375    |12-15-99 | A  |   |     |1,250|12-15-02|12-15-09| Stock  |         |        |         |         |
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Option (to  |             |         |    |   |     |     |        |        |Common  |         |        |         |         |
  Purchase) |  21.9375    |12-15-99 | A  |   |     |1,250|12-15-03|12-15-09| Stock  |         |        |         |         |
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Option (to  |             |         |    |   |     |     |        |        |Common  |         |        |         |         |
  Purchase) |  21.9375    |12-15-99 | A  |   |     |1,250|12-15-04|12-15-09| Stock  |         |        | 28,750  |   D     |
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            |             |         |    |   |     |     |        |        |        |         |        |         |         |
            |             |         |    |   |     |     |        |        |        |         |        |         |         |
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            |             |         |    |   |     |     |        |        |        |         |        |         |         |
            |             |         |    |   |     |     |        |        |        |         |        |         |         |
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Explanation of Responses:




 /s/ Don M. Gibson                                  1-10-00
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Signature of Reporting Person                       Date